EXHIBIT 16.1

Crowe Crowe Chizek and Company LLC Member Horwath International	55 Campau Avenue, N.W., Suite 300 Grand Rapids, Michigan 49503-2642 Tel 616.774.0774 Fax 616.752.4226 www.crowechizek.com

November 30, 2005

Securities and Exchange Commission
10 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of ChoiceOne Financial Services, Inc. dated November 30, 2005 and filed November 30, 2005, as contained in the second, third, fourth and sixth paragraphs of Item 4.01, and are in agreement with those statements.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
Grand Rapids, Michigan

cc:	Mr. Jon Pike Audit Committee Chairman ChoiceOne Financial Services, Inc.